Exhibit 11.1

Consent of Independent Auditors

To the Board of Directors

StageWood Consortium, Inc. and Subsidiaries

We consent to the inclusion in this Offering Statement of StageWood Consortium, Inc. on Form 1-A/A of our report dated May 17, 2021, with respect to our audit, performed in accordance with auditing standards generally accepted in the United States of America, of the consolidated financial statements of StageWood Consortium, Inc. and Subsidiaries as of December 31, 2020, 2019 and 2018 and for the years then ended. We also consent to the reference of our Firm under the caption “experts” in such Offering Statement.

May 28, 2021

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